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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders of
CSS Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-100795 and 333-31941) on Form S-8 of CSS Industries, Inc. of our report dated May 25, 2004, except as to the last paragraph in Note 8, which is as of June 1, 2004, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, cash flows, and stockholders' equity for the two-year period ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2004 annual report on Form 10-K of CSS Industries, Inc.

Our report refers to our audit of the revisions that were applied and disclosures that were added to revise the March 31, 2002 financial statements, as more fully described in Notes 1 and 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 consolidated financial statements other than with respect to such adjustments and disclosures.



                                              KPMG LLP


Philadelphia, Pennsylvania
June 10, 2004